Exhibit 99.3

                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

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                                            :
LIGHTPATH TECHNOLOGIES, INC.,               :
                                            :
              Plaintiff,                    :
                                            :        C.A. No. 18021 NC
                  v.                        :
                                            :
LOUIS G. LEEBURG, WILLIAM   LEEBURG and     :
DONALD E. LAWSON, as representatives        :
of a class of ALL CLASS E   STOCKHOLDERS    :
LIGHTPATH TECHNOLOGIES, INC.,               :
                                            :
              Defendants,                   :
                                            :
                  and                       :
                                            :
MICHAEL J. REARDON, ALBERT E. RAIZNER,      :
JOHN ABUKHALIL, RICHARD a. GOLDFARB,        :
MILTON NIRKEN, OSAMA MIKHAIL, WELDON        :
GUEST, MORDECHAJ BLANKENFELD, HERMAN        :
LAPIN, JAMES T. FOX, NORMAN RAPPAPORT,      :
MARK     BERGER, CAROL SUE FINKELSTEIN,     :
GREGARIO CASAR, RANDOLPH W. EVANS,          :
MARTIN BARRASH, RICHARD M. BARRETT,         :
M.D. P.A., DANIEL BARRETT, CYNTHIA A.       :
BARRETT, ROBERT GORDON, as Trustee of       :
ALAN J. and SHERRI GORDON EISENMAN          :
FAMILY TRUST, and LARRY I. LIPSHULTZ,       :
                                            :
         Additional Defendants.             :
                                            :
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                            ORDER AND FINAL JUDGMENT

     AND NOW, this 9th day of November, 2001, a hearing having been held before this Court on January 8, 2001 (the "Settlement Hearing"), pursuant to this Court's Order of November 15, 2000 (the "Scheduling Order"), upon a Stipulation of Settlement, filed on November 17, 2000 (the "Settlement" or "Settlement Agreement") of the above-captioned action (the "Action"), which is incorporated herein by reference;

     AND IT APPEARING that due notice of said Settlement Hearing was given in accordance with the Scheduling Order; the Court having determined that notice to the class pursuant to the Scheduling Order was adequate and sufficient; the respective parties having appeared by their attorneys of record; the Court having heard and considered evidence in support of the proposed Settlement of the Action; the attorneys for the respective parties having been heard; an opportunity to be heard having been given to all other persons requesting to be heard in accordance with the Order; the objection of Harold L. Harris to the proposed class certification and settlement having been heard and duly considered, and the entire matter of the proposed Settlement having been heard and considered by the Court; now, therefore,

     IT IS ORDERED, ADJUDGED AND DECREED AS FOLLOWS:

     1. On November 22, 2000, the Notice of Class Action Settlement and Hearing (the "Notice") was distributed in accordance with the Scheduling Order. On January 5, 2001, the parties caused to be filed with the Court an affidavit of the plaintiff LightPath Technologies, Inc. ("LightPath") attesting to the manner and time within which the Notice was mailed.

     2. The Notice is hereby determined to have afforded the best possible notice to members of the class under the circumstances and to have been in full compliance with Court of Chancery Rule 23.

     3. Based on the record of the Action, each of the provisions of the Court of Chancery Rule 23(a) has been satisfied, and the Action has been properly maintained as a defendant class action according to the provisions of Court of Chancery Rule 23(b)(3) against the class (the "Defendant Class") of all record holders and beneficial owners of the Class E-1, Class E-2 and Class E-3 stock ("the Class E shares") of LightPath, including their legal representatives, heirs, and successors-in-interest. It is further determined that the questions of law or fact common to the members of the Defendant Class predominate over any questions affecting only individual members, and that a class action is superior to other available methods for the fair and efficient adjudication of the controvery. Accordingly, the Action is certified as a class action pursuant to Court of Chancery Rule 23(b)(3) on behalf of the Defendant Class.

     4. The Defendants Louis G. Leeburg, William Leeburg and Donald E. Lawson are determined to be members and are certified as representative of the Defendant Class, and the law firm of Biggs and Battaglia is certified as counsel for the Defendant Class.

     5. Because the Court has determined not to certify the Defendant Class pursuant to Rule 23(b)(2) as proposed in the Settlement, but has instead certified the Defendant Class pursuant to Rule 23(b)(3), notice shall be given to the members of the Defendant Class advising them of their right to be excluded from the Defendant Class if a member so requests by the date specified in the said notice, and advising further that all members who do not request exclusion will be included in the Defendant Class and bound by the Settlement.

     6. Because of the passage of time since the Settlement Hearing was held and the change in market conditions during the interim, LightPath has proposed, counsel for the Defendant Class has accepted, and the Court, pursuant to the power reserved in paragraph 7 of the Scheduling Order to approve the Settlement with modifications without requiring further advance notice, does hereby approve, an increase from one to five in the number of shares of LightPath's Class A stock for which a Defendant Class member may, as an alternative to receiving a cash settlement of $.40 per share for each Class E share previously held, elect to receive an option to purchase for each 100 shares of Class E stock previously held. Accordingly, notice shall also be given to the members of the Defendant Class advising them of the terms of the modified Settlement approved by the Court and of their right to elect between a cash payment or an option to purchase Class A shares on the terms and conditions set forth in the original Notice.

     7. The Supplemental Notice Of Class Action, Class Motion Determination And Approval Of Class Action Settlement annexed hereto as Attachment A is approved as the notice required by paragraph 5 and paragraph 6 herein.

     8. The Settlement as modified is hereby approved as fair, reasonable and adequate and in the best interest of the Defendant Class, and the parties are directed that the Settlement be consummated pursuant to the terms and conditions of the Stipulation of Settlement as modified herein.

     9. This Order and Final Judgment shall not constitute any evidence or admission of liability by LightPath and shall not be deemed to create any inference that there is any such liability.

     10. This Action is hereby dismissed with prejudice and on the merits in favor of LightPath and against defendants and the Defendant Class and all Class E shares of the common stock of LightPath owned by the Defendant Class are deemed to be redeemed and canceled. Any and all claims, actions, causes of action, rights or liabilities, of every kind and nature, known or unknown, at law or in equity, that have been or could have been asserted in any court of competent jurisdiction by the defendants or any other member of the Defendant
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Class against  LightPath or any of its subsidiaries,  predecessors,  successors, assigns, affiliates and related corporations and entities, or any of their respective present or former officers, directors, shareholders, employees, investment bankers, attorneys, auditors, agents, representatives, or affiliates ("LightPath Affiliates"), whether under any state law or federal law or the common law, and whether directly, derivatively, representatively or in any other capacity in connection with or arising out of the subject matter of this Action, the matters tried previously before the Court in this Action, and/or the fiduciary or disclosure obligations of LightPath and its board of directors including, but without limitation, (a) the reverse stock split approved by LightPath's shareholders as a part of the recapitalization of the company in September 1995 whereby each 5.5 shares of LightPath common stock were reduced to 1 share of LightPath Class A stock, (b) the issuance of Class E-1, Class E-2 and Class E-3 stock as a dividend on Class A stock, (c) the subsequent voting and redemption rights of the Class E-1, Class E-2 and Class E-3 stock, (d) the initial public offering of LightPath's Class A stock which commenced on February 22, 1996, and (e) the management and operations of the businesses and affairs of LightPath (or any other person or entity released herein) with respect to any of the foregoing (collectively, "Settled Claims") are hereby completely and finally compromised, discharged, settled, released and dismissed with prejudice by virtue of the proceedings in the Action and this Order and Final Judgment.

     11. The defendants and all other members of the Defendant Class are hereby permanently barred and enjoined from instituting or prosecuting, either directly or indirectly, derivatively, representatively or in any other capacity, any action asserting claims which are Settled Claims, and the defendants and the other members of the Defendant Class are hereby declared to have released and discharged LightPath and the LightPath Affiliates from all Settled Claims.

     12. Pursuant to their application for an award of attorney's fees and out-of-pocket expenses and subject to the terms of the Settlement Agreement, defendants' counsel is hereby awarded attorney's fees and expenses in the amount of $100,000.00. The Court finds that the amount of defendants' counsel fees and expenses is fair and reasonable under the circumstances and shall be paid by LightPath in accordance with the terms of the Settlement Agreement.

     13. No person or entity shall use or offer the Settlement Agreement, its exhibits, documents or the negotiations or proceedings relating thereto, for any purpose inconsistent with the terms of this Order and Final Judgment and policies of the Court.

     14. Jurisdiction is reserved without limitation over (a) implementation of this Order and Final Judgment; (b) the Action, until the Effective Date (as defined in the Settlement Agreement) and until each and every act agreed to be performed by the parties shall have been performed pursuant to this Order and Final Judgment, and the exhibits incorporated in this Order and Final Judgment; and (c) all parties, and the members of the Defendant Class, for the purpose of enforcing and administering the Settlement.


                                        /s/ William B. Chandler
                                        ----------------------------------------
                                                      CHANCELLOR